Exhibit 10.2

January 7, 2026

Cartica Acquisition Corp

1345 Avenue of the Americas

11th Floor

New York, NY

Ladies and Gentlemen:

Reference is made to that certain Termination of the Business Combination Agreement (the “Termination Agreement”), dated as of the date hereof, by and between Cartica Acquisition Corp (“Cartica”), Nidar Infrastructure Limited (“Nidar”), Yotta Data and Cloud Limited and Cartica Acquisition Partners, LLC (the “Sponsor”). Capitalized terms used but not defined in this letter agreement (this “Letter Agreement”) shall have the respective meanings ascribed to them in the Termination Agreement.

Pursuant to the Termination Agreement, Nidar has agreed to pay to Cartica, for use to pay certain expenses and fees incurred by Cartica in connection with the Transactions, an aggregate of $7,000,000 to be paid in seven equal monthly installments, beginning on January 31, 2026 and ending on July 31, 2026 (each, an “Expense Payment”).

In connection with the Termination Agreement, and as an inducement for Cartica to enter into the Termination Agreement, the Sponsor and Namaste Universe Sponsor LLC, the managing member of the Sponsor (“Namaste”), agree that if Nidar fails to make any Expense Payment when due under the Termination Agreement, (i) Namaste shall pay to the Sponsor an amount equal to such Expense Payment and (ii) the Sponsor shall be obligated to pay to Cartica an amount equal to the Expense Payment. To the extent permitted by applicable law, each of the Sponsor and Namaste hereby irrevocably waives demand of payment, demand of performance, filing of claims with a court in the event of insolvency of bankruptcy of Nidar and any right to require a proceeding first against Nidar.

If Nidar subsequently pays any Expense Payment paid by Namaste and the Sponsor pursuant to this Letter Agreement or Cartica otherwise recovers such Expense Payment from Nidar, (i) Cartica shall repay to the Sponsor an amount equal to such Expense Payment and (ii) upon receipt of such repayment from Cartica, the Sponsor shall repay to Namaste an amount equal to such Expense Payment.

Namaste represents and warrants to Cartica and the Sponsor that it has sufficient funds available to make all payments required pursuant to this Letter Agreement and shall not knowingly take any action that would undermine its ability to make payments pursuant to this Letter Agreement.

The Sponsor represents and warrants to Cartica that (i) following the payment of funds by Namaste to the Sponsor pursuant to this Letter Agreement, it will have sufficient funds available to make all payments required pursuant to this Letter Agreement and (ii) it shall not knowingly take any action that would undermine its ability to make payments pursuant to this Letter Agreement.

Section 13 of the Termination Agreement shall apply to this Letter Agreement mutatis mutandis. This Letter Agreement constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings, and agreements, whether written or oral, among the parties hereto.

Neither this Letter Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by each party hereto. This Letter Agreement constitutes the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all prior contracts or agreements, whether oral or written.

This Letter Agreement may be executed in any number of counterparts (including counterparts transmitted via facsimile or in .pdf, DocuSign or similar format) with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

[Signature Page Follows]

The undersigned have duly executed and delivered this Letter Agreement as of the date first written above.

Very truly yours,

CARTICA ACQUISITION PARTNERS, LLC

		By:	/s/ Suresh Guduru
		Name:	Suresh Guduru
		Title:	Managing Member

NAMASTE UNIVERSE SPONSOR LLC

		By:	/s/ Suresh Guduru
		Name:	Suresh Guduru
		Title:	Managing Member

Accepted and agreed, as of the date first written above:

CARTICA ACQUISITION CORP

By:	/s/ C. Brian Coad
Name:	C. Brian Coad
Title:	Chief Operating Officer and Chief Financial Officer